Exhibit (d)(5)(iii)

TRANSAMERICA FUNDS

AMENDMENT TO INVESTMENT ADVISORY AGREEMENT

THIS AMENDMENT is made as of February 10, 2012 to the Investment Advisory Agreement dated as of March 1, 2000, as amended (the “Agreement”), between Transamerica Funds and Transamerica Asset Management, Inc.

In consideration of the mutual covenants contained herein, the parties agree as follows:

1.	All references to Transamerica WMC Diversified Growth in the agreement shall be deleted, in response to the dissolution of the fund on February 10, 2012.

In all other respects, the Investment Advisory Agreement dated as of March 1, 2000, as amended, is confirmed and remains in full force and effect.

The parties hereto have caused this amendment to be executed as of February 10, 2012.

TRANSAMERICA FUNDS

By:	/s/ Christopher A. Staples
Name:	Christopher A. Staples
Title:	Vice President

TRANSAMERICA ASSET MANAGEMENT, INC.

By:	/s/ Dennis P. Gallagher
Name:	Dennis P. Gallagher
Title:	Senior Vice President, General Counsel and Secretary